Exhibit 99.1

      Rapid Bio Tests Announces Test and Technology Acquisitions

    SPRINGFIELD, Ore.--(BUSINESS WIRE)--March 17, 2004--Rapid Bio Tests Corporation (OTCBB:RBIO) (Berlin Stock Exchange RPB WKN 812438) the ("Corporation") is pleased to announce that it has entered into an Agreement with Dr. Michael Huchital of Warwick, New York. The Agreement is for the Corporation to acquire by way of a formal Asset Purchase Agreement, all rights, interests and title to a portfolio of rapid diagnostic tests developed, under development or in research. Research and development on a rapid field test for Hepatitis B virus and Bubonic Plague has been completed. Tests under development include Mad Cow Disease, Rabies Virus, West Nile Virus, four strains of Malaria and Whooping Cough. Tests under joint study and research include Chagas' disease, Tuberculosis, Clostridium Botulinum toxin and Ricin toxin. Dr. Huchital and the Corporation will collaborate on the development of prototype tests for validation and these tests will then be outsourced to an OEM manufacturer. Rapid Bio Tests and Dr. Huchital expect to be able to react very quickly to develop new rapid diagnostic tests to address any new outbreaks or epidemics worldwide through joint use of facilities and collaboration of personnel.
    Mad Cow Disease is produced by an errant protein (Prion-SC) derived from infected animal tissue. Once ingested Prion-SC catalyzes a conformational (structural) change of the normal host protein (Prion-C), which results in nerve degeneration and ultimately death. In collaboration with Dr. Huchital, we are developing a rapid assay for the detection of Prion-SC in body fluids of the live animal, which should permit the routine testing of all meat animals, not just those suspected of being infected. The test format is a technique based upon rapid and specific immunological detection of Prion protein, employing light scattering technology. Hundreds of samples can be tested in a few hours compared with the standard assay techniques that traditionally require many hours to many days before a single test result is available.
    We have developed a rapid on-site immunoassay for detection of Hepatitis B virus in humans. The assay requires up to ten minutes for completion and no instrumentation is needed. The assay format is based upon antibody reaction to the Hepatitis B virus particle and subsequent immuno-precipitation enhanced by the presence of polystyrene microspheres. The assay is accurate, simple and robust, and can be carried out in the field or in a physician's office for immediate results. The assay can be easily automated for application with respect to blood banking. In addition, we have developed a rapid field assay for detection of Yersinia pestis, the causative bacterial agent for Bubonic Plague. This assay successfully detects, within minutes, the exposure of humans, domestic animals, sylvanic species, and rats to plague bacteria. Bubonic Plague still exists in parts of the Southwestern United States, India, South East Asia and in areas where adequate sanitation does not exist. Additionally, rapid detection and surveillance regarding Yersinia pestis is of major importance with respect to Homeland Security. Our rapid diagnostic field test for the definitive detection of Rabies virus in humans, domestic animals and non-domestic species currently under development uses only serum from the suspected host and thus does not have to rely on brain samples from dogs, cats or other species. The assay can be carried out on-site within minutes, as compared to the currently available method that requires days. Time is of the essence as a human only has about ten days to undergo vaccination therapy. Rabies virus exposure is not treatable at later stages and is invariably fatal in humans.
    Dr. Michael Huchital is the President of Quality Anitsera and has spent many years developing rapid field and laboratory-based immunoassays for the detection of infectious diseases and bacterial agents. Dr. Geoffrey Seaman, CEO of Rapid Bio Tests Corporation commented, "We feel very fortunate in having secured the services of Dr. Michael Huchital. He is one of the leading experts in formulating and developing rapid tests and assays. Although developmental work is continuing with the Corporation's projects, it will be necessary for the company to secure adequate funding in the near term to complete the development work and move the tests to the prototype and validation stage. The Corporation is presently seeking funding and reviewing its options in this regard."
    Rapid Bio Tests Corporation is a diagnostics company that has developed several rapid diagnostic testing technology platforms that are being used for the development and manufacturing of an array of rapid diagnostic tests. These basic tests do not require instrumentation or electricity, will be simple to use in the field or office and will only require a few minutes to produce a result. The initial tests that the Corporation is proposing to develop and validate include; Mad Cow Disease, Hepatitis B, Bubonic Plague, West Nile Virus, Whooping Cough, Rabies virus and four strains of Malaria.

    This News Release may contain forward-looking statements relating to future plans, events or other matters. Such statements involve numerous risks and uncertainties. Actual events may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this News Release.
    No obligation is undertaken to release revisions to these forward-looking statements to reflect changes or circumstances after the date of this News Release. Further information about the risks and uncertainties faced can be found in applicable filings with the Securities and Exchange Commission.

    CONTACT: Rapid Bio Tests Corporation
             Dr. Geoffrey VF Seaman, 541-686-5989
             drgvseaman@yahoo.com
             www.rapidbiotests.com